Exhibit 5.1

March 11, 2016

Rightside Group, Ltd.

5808 Lake Washington Blvd. NE, Suite 300

Kirkland, Washington 98033

Re:  Registration Statement on Form S‑8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Rightside Group, Ltd., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 665,000 shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of 665,000 shares of common stock to be issued under the Rightside Group, Ltd. 2014 Incentive Award Plan (the “Plan”).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation